Exhibit 5.1
December 16, 2013

Brocade Communications Systems, Inc.
130 Holger Way
San Jose, California 95134

RE: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about December 16, 2013 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended (the “Act”) of 2,400,000 shares of your common stock (“Common Stock”) available for issuance under your 2013 Inducement Award Plan (the “Plan”). Such shares of Common Stock are referred to herein as the “Shares.” As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plan.

It is our opinion that, when issued and sold in compliance with the prospectus delivery requirements and in the manner described in the Plan and pursuant to the agreements which accompany each grant under the Plan, the Shares will be legally and validly issued, fully-paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Sincerely,
/s/ WILSON SONSINI GOODRICH & ROSATI
WILSON SONSINI GOODRICH & ROSATI
Professional Corporation